Exhibit 99.1
Phreesia Announces Chief Financial Officer Transition

WILMINGTON, Del., March 22, 2023 -- Phreesia, Inc. (NYSE: PHR), a leader in patient intake, outreach and activation, today announced the appointment of Balaji Gandhi as Phreesia’s Chief Financial Officer. Gandhi will succeed Randy Rasmussen, effective March 24, 2023. Rasmussen will serve as a Strategic Advisor to the Company for a period of time, to facilitate a smooth transition of his responsibilities.

Gandhi has over 25 years of experience as an operating executive with healthcare services and technology companies and as an investment research analyst following the space. He joined Phreesia in 2019 in preparation for its initial public offering and most recently served as Senior Vice President, Investor Relations, and a member of the executive leadership team.

“Balaji’s extensive knowledge of Phreesia and experience successfully partnering with our leadership team uniquely qualify him to transition to the CFO role. Additionally, Balaji is an experienced public company executive with a proven track record of communicating effectively with the investment community,” said Chaim Indig, Chief Executive Officer and Co-Founder of Phreesia. “I look forward to continuing to work closely with Balaji as we execute on our near-term plan and drive long-term value for all of our stakeholders.”

“On behalf of Phreesia, I want to thank Randy for his leadership in establishing strong controls, systems and processes across our finance organization which has enabled us to scale as a public company over the past three years,” added Indig. “We wish him all the best in his future endeavors.”

ABOUT PHREESIA

Phreesia provides healthcare organizations a suite of robust applications to manage the patient intake process. Our innovative SaaS platform engages patients in their healthcare and provides a modern, convenient experience, while enabling our clients to enhance clinical care and drive efficiency.

Media Contact:

Nicole Gist
Phreesia, Inc.
nicole.gist@phreesia.com
(407) 760-6274